Mail Stop 3561

Via U.S. Mail and Fax (714-288-2045)
Mr. Manu Ohri
Executive Vice-President of Finance and Chief Financial Officer
Elephant Talk Communications, Inc.
438 East Katella Avenue, Suite 217
Orange, CA 92867
								July 14, 2005

Re:	Elephant Talk Communications
      Form 10-K for the fiscal year ended December 31, 2004
      Filed April 1, 2005
      File No. 0-30061

Dear Mr. Ohri:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549